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FOR IMMEDIATE RELEASE            CONTACT:  Day Runner, Inc.
                                           Judy Tucker
                                           Vice President, Business Development
                                           714/680-3500, ext. 3171

                                           Jenifer Kirtland
                                           Director, Investor Relations
                                           714/680-3500, ext. 3697


              DAY RUNNER AND FILOFAX AGREE ON RECOMMENDED OFFER


     IRVINE, CA., September 25, 1998. Day Runner, Inc. (Nasdaq/DAYR), a marketer of broad-based personal organizing products to broad consumer audiences through retail distribution and the leading producer of paper-based organizers for the U.S. retail market, today announced that it has reached agreement with the Board of Directors of Filofax on the terms of a recommended cash tender offer for Filofax. This follows Day Runner's announcement yesterday of a non-recommended cash tender offer for Filofax and subsequent discussions between the two companies.

     The recommended offer is for L2.10 (approximately US$3.53) per share for a total of approximately US$84.5 million. The offer represents a trailing p/e of 14.0 on earnings from continuing operations and a premium of 50.0% over the September 23rd closing mid-market price, which represented a trailing p/e of 9.3. As stated in yesterday's announcement, the proposed acquisition will be funded by bank debt.

     Day Runner chairman Mark Vidovich commented, "We are delighted that Filofax's Board is recommending our offer to their stockholders. We're confident that the Filofax brand will be an excellent complement to Day Runner's current product lines, and we believe that Filofax's established distribution in key markets outside the U.S. offers substantial opportunities for the international growth of the combined business."

     Day Runner owns or has obtained irrevocable commitments from Filofax stockholders to accept the recommended offer for a total of 5,568,211 shares, representing approximately 23.2% of Filofax's outstanding shares.



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DAY RUNNER AND FILOFAX AGREE ON RECOMMENDED OFFER
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     Filofax is a manufacturer and supplier of stationery products, including
Filofax, Lefax and Microfile brand personal organizers. In addition to its core personal organizer business, Filofax markets business forms and high-end pens. Filofax has wholly owned sales subsidiaries in France, Germany, Hong Kong, Scandinavia, the UK and the U.S. and sells primarily through retail distribution channels in each market. Filofax's sales from continuing operations for fiscal 1998 were L37.7 million (approximately US$63.3 million), with 86%, or approximately US$54.6 million, to markets outside the U.S.

     As is usual under UK takeover practice, the offer is subject to an "acceptance condition" to the effect that Day Runner must acquire not less than 90% of the Filofax shares (or such lesser percentage down to 50% as Day Runner may decide) either through acceptances of the offer or by purchases outside the offer. The offer will be open for acceptance for a minimum of 20 business days, although this period may be extended by Day Runner for up to 60 days in total. The offer is also subject to anti-trust and other usual conditions that must be satisfied (unless waived by Day Runner) no later than 21 days after the acceptance condition is satisfied. Accordingly, the outcome of the offer is likely to be determined in Day Runner's fiscal 1999 second quarter ending December 31, 1998.

     With the exception of actual reported financial results and statements of historical fact, the statements made in this news release or other statements that may be made about the transaction, including, without limitation the effect of the acquisition of Filofax on Day Runner's earnings, are forward looking, reflect Day Runner's current expectations and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet its expectations. As discussed in the Company's fiscal 1997 Annual Report on Form 10-K, the Company's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company's current expectations include, among others: the timing and size of orders from large customers, timing and size of orders for new products, large customers' inventory management, competition, general economic conditions, the health of the retail environment, supply constraints and supplier performance. In addition, unanticipated events and circumstances may render the acquisition of Filofax by Day Runner less beneficial than expected, and the differences may be significant.

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DAY RUNNER AND FILOFAX AGREE ON RECOMMENDED OFFER
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     Day Runner is a marketer of personal organizing products to broad-based consumer audiences through retail distribution. The Company is the leading developer, manufacturer and marketer of paper-based organizers for the U.S. retail market and also develops, manufactures and markets a number of related organizing products, including telephone/address books, appointment books, executive accessories, products for children and students, organizing and other wall boards and flexible, laminated wall planners, among others. Day Runner's products are carried by more than 20,000 retail stores across the U.S. and are available in a number of countries in North America, Europe and the Asia-Pacific region.


     This announcement does not constitute an offer or an invitation to purchase any securities, directly or indirectly, in Canada, Australia or Japan. Further, this release is not for distribution in Canada, Australia or Japan.

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     Day Runner is a registered trademark of Day Runner, Inc.  All other trademarks remain the property of their respective companies.